Exhibit 3.30.3

FIRST AMENDMENT TO OPERATING AGREEMENT

OF

VERNON ALF, L.L.C.

THIS FIRST AMENDMENT TO OPERATING AGREEMENT OF VERNON ALF, L.L.C., dated as of January 24, 2000 (the “First Amendment”) is entered into by and between VERNON ALF, L.L.C., a Delaware limited liability company (the “LLC”), and D. LEE MCCREARY, JR., an individual residing in the State of Delaware (the “Member”).

R E C I T A L S:

A. A Certificate of Formation dated July 23, 1998 (the “Certificate”) was filed by Edward B. Romanov, Jr. (the “Initial Member”) to form a limited liability company under the name “VERNON ALF, L.L.C.” pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended (6 Del. C. § 18-101, et seq.) (the “Act”).

B. The Initial Member and the LLC entered into that certain Operating Agreement of Vernon ALF, L.L.C. dated as of October 23, 1998 (the “Operating Agreement”) in order to set forth, among other things, the terms governing the affairs of the LLC and the conduct of its business.

C. By an Assignment of Membership Interest of even date herewith, the Member acquired all of the right, title and interest of the Initial Member as the sole member of the LLC.

D. The LLC is the managing member of a Delaware limited liability company known as ET Sub-Vernon Court, L.L.C. (“ET Vernon Court”).

E. ET Vernon Court is the owner of an assisted living facility known as Heritage at Vernon Court which facility is currently subject to financing (the “MHFA Financing”) from the Massachusetts Housing Finance Authority (the “MHFA”).

F. The Member and the LLC desire to amend the Operating Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1. Paragraph 11 of the Operating Agreement hereby is deleted in its entirety and in lieu thereof is inserted the following:

11. Winding Up and Distribution Upon Dissolution. Upon dissolution of the LLC, the Member shall wind up the business and affairs of the LLC and shall cause all property and assets of the LLC to be distributed as follows:

(a)	first, all of the LLC’s debts, liabilities and obligations, including any loans or advances from the Member, shall be paid in full or reserves therefor shall be set aside; and

(b)	any remaining assets shall be distributed to the Member.

Notwithstanding the foregoing, so long as the MHFA Financing is outstanding, the LLC shall not be dissolved without the review and approval of the MHFA.

2. Except as expressly amended hereby, all of the terms and conditions of the Operating Agreement hereby are ratified and confirmed and are in full force and effect.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the LLC and the Member have executed this First Amendment to Operating Agreement as of the date first set forth above.

LLC:

VERNON ALF, L.L.C.

By:	/s/ D. Lee McCreary, Jr.
D. Lee McCreary, Jr.
Sole Member

MEMBER:

/s/ D. Lee McCreary, Jr.
D. Lee McCreary, Jr.